Exhibit 99.1

At Origen Financial:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@financialrelationsboard.com
FOR IMMEDIATE RELEASE
TUESDAY, MARCH 13, 2007
ORIGEN FINANCIAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006
RESULTS AND DIVIDEND DECLARATION
SOUTHFIELD, MI -March 13, 2007 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced net earnings of $2.0 million for the quarter ended December 31, 2006, representing $0.08 per share on a fully-diluted basis, as compared to $0.9 million, or $0.04 per share on a fully-diluted basis for the quarter ended December 31, 2005. Net income for the full year of 2006 was $7.0 million, or $0.28 per fully-diluted share, as compared to a net loss of $2.7 million for the full year of 2005. Origen’s Board of Directors declared a dividend payment of $0.04 per share for the fourth quarter to be paid to holders of common stock of record on March 26, 2007. The dividend will be paid on April 2, 2007, and will approximate $1.0 million. It is the stated intention of the Board to pay dividends equal to at least 90 percent of annual estimated REIT taxable net income, which differs from net income calculated in accordance with generally accepted accounting principles (“GAAP”). Dividends totaling $0.09 per share distributed through the third quarter of 2006, relating to Origen’s 2006 tax year, were sufficient to satisfy this policy. Accordingly, the April 2007 dividend payment will be applied against Origen’s 2007 dividend distribution requirement.
Highlights for the Quarter and Full Year
•	Fourth quarter loan origination volume, excluding third party originations, increased 2.7 percent to $72.5 million versus $70.6 million for the year ago quarter. Full year origination volume increased 5.5 percent to $282.7 million from $268.0 million in the prior year.

•	Third party loan origination volume for the fourth quarter and full year 2006 totaled $13.7 million and $49.6 million as compared to $8.9 million and $32.0 million for 2005, an increase of 54.0 percent and 55.0 percent, respectively.

•	Total revenue increased 24.5 percent to $25.3 million for the fourth quarter 2006 and 24.4 percent to $92.1 million for the full year, as compared to 2005.

•	Non-performing loans as a percent of average outstanding loan principal balances decreased to 0.6 percent at December 31, 2006 as compared to 1.1 percent at December 31, 2005.

•	Net loan charge-offs for the full year 2006 were down 14.0 percent to $8.6 million as compared to $10.0 million for 2005, despite the fact that loan balances outstanding increased by 23.7 percent over the same period, from $768.4 million to $950.2 million.

•	During year 2006, asset-backed note issuances totaled $200.6 million, consisting of $102.6 million of floating rate notes and $98.0 million of auction rate notes. These notes were rated AAA and backed by a financial guarantee insurance policy issued by Ambac Assurance Corporation.

•	In June 2006, Origen’s wholly-owned subsidiary, Origen Servicing, Inc., received the “servicer quality” (SQ) rating of SQ2-, or above average, from Moody’s Investors Service. This was Origen’s initial rating and the first rating designation for any company in the manufactured housing finance industry.
Financial Highlights
Total interest income for the fourth quarter increased 24.7 percent to $20.2 million from $16.2 million for the same quarter in 2005 and 25.1 percent to $74.3 million from $59.4 million for the full year. Non-interest revenue totaled $5.0 million for the fourth quarter 2006 and $17.8 million for the full year as compared to $4.1 million and $14.7 million for 2005, representing increases of 22.0 percent and 21.1 percent, respectively. The increase in revenue was due primarily to the increase in Origen’s owned loan portfolio.
Interest expense for the fourth quarter 2006 increased 40.2 percent to $12.2 million from $8.7 million versus last year’s fourth quarter. Full year 2006 interest expense was up 52.6 percent to $43.5 million as compared to $28.5 million for 2005. These increases reflect a general rise in interest rates during 2006 as well as an increased level of borrowing to fund Origen’s growth in its owned loan portfolio.
The provision for credit losses was $2.1 million for the fourth quarter 2006 versus $2.3 million for the same quarter 2005, a decrease of 8.7 percent. The provision for the full year 2006 was $7.1 million as compared to $12.7 million for 2005. The 2005 provision for the full year included estimated loan losses of $3.5 million as a result of hurricanes Katrina and Rita. Due to lower than expected defaults in hurricane-affected areas and greater than anticipated recoveries on defaulted loans, $1.6 million of the 2005 provision was recaptured in 2006. Excluding the hurricane-related provision in 2005 and the subsequent recapture amounts in 2006, the 2006 provision was 5.4 percent below the full year 2005 provision. This decrease reflects the credit quality of loans originated post-2002 and the diminished impact of lesser-quality loans originated by the company’s predecessor in 2002 and prior, as such loans become a much smaller percentage of the owned loan portfolio through run-off and portfolio growth from new originations.
Fourth quarter 2006 non-interest expenses were $8.4 million, virtually unchanged from the year ago quarter, and for the year 2006, non-interest expenses were $34.1 million versus $35.1 million for 2005, a decrease of 2.8 percent. Lower costs were the result of cost containment efforts and reduced professional fees relating to second-year Sarbanes-Oxley compliance.
Portfolio Performance

At December 31, 2006, loans 60 or more days delinquent were 0.9 percent of the owned loan portfolio, as compared to 1.3 percent at December 31, 2005, a decrease of 30.8 percent. The decrease in delinquencies is attributable to the quality of loans originated and the effectiveness of loan servicing operations.
Ronald A. Klein, Origen’s chief executive officer, stated, “We are generally pleased with our fourth quarter and full year 2006 results. While industry shipments of new houses declined again in 2006, we were able to increase our loan origination volume without making any concessions on credit quality. We also increased our third party loan origination business by over 50 percent, received an SQ2- servicer rating from Moody’s, issued a wrapped floating rate securitization, reduced delinquency and charge-offs substantially versus 2005, and achieved solid profitability in every quarter.”
Mr. Klein further commented, “Thus far in 2007 the manufactured housing industry continues to be challenging. January shipments declined 41 percent as compared to January 2006 and the yield curve remains inverted, pressuring net interest margins. However, through February, our loan origination volume has increased 16.5 percent versus a year ago. Furthermore, with the implosion of the sub-prime mortgage market and the ensuing credit tightening, we have seen a notable increase in loan applications thus far in 2007. While we are hopeful the increased applications will lead to increased loan volume in the coming months, we will not deviate from our credit criteria. We have been, and will remain, a fixed-rate full-documentation lender. We believe that our portfolio performance continues to justify our approach as our ‘30 + days’ delinquency rate fell to an all time low of 1.57 percent in February.”
Earnings Call and Webcast
     A conference call and webcast have been scheduled for March 14, 2007, at 11:00 a.m. EST to discuss fourth quarter and full year results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 800-361-0912. A replay will be available through March 20, 2007 by dialing 888-203-1112, passcode 4549467. You may also access the replay on Origen’s website for 90 days following the event.
Forward-Looking Statements
     This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.

About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share data)

	(Unaudited)
	December 31,	December 31,
	2006	2005
ASSETS

Assets
Cash and Equivalents	$2,566	$8,307
Restricted Cash	15,412	13,635
Investment Securities	41,538	41,914
Loans Receivable-Net	950,226	768,410
Servicing Advances	7,741	8,975
Servicing Rights	2,508	3,103
Premises & Equipment	3,513	3,558
Repossessed Houses	3,046	3,493
Goodwill	32,277	32,277
Other Assets	14,240	9,331

Total Assets	$1,073,067	$893,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$131,520	$65,411
Securitization Financing	685,013	578,503
Repurchase Agreements	23,582	23,582
Note Payable	2,185	2,212
Other Liabilities	26,303	23,344

Total Liabilities	868,603	693,052

Equity	204,464	199,951

Total Liabilities and Equity	$1,073,067	$893,003

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)

	Twelve Months Ended
	(Unaudited)
	December, 31	December, 31	Increase (Decrease)
	2006	2005	$	%
Interest Income
Total Interest Income	$74,295	$59,391	$14,904	25.1%
Total Interest Expense	43,498	28,468	15,030	52.8%

Net Interest Income Before Losses and Impairment	30,797	30,923	(126)	-0.4%
Provision for Loan Losses	7,069	12,691	(5,622)	-44.3%
Impairment of Purchased Loan Pool	485	428	57	13.3%

Net Interest Income After Losses and Impairment	23,243	17,804	5,439	30.5%
Non-interest Income	17,787	14,651	3,136	21.4%
Non-interest Expenses:
Total Personnel	23,847	22,550	1,297	5.8%
Total Loan Origination & Servicing	1,619	1,603	16	1.0%
Provision for Recourse Liability	—	218	(218)	-100.0%
Write-down of Residual Interests	—	724	(724)	-100.0%
Loss on Recourse Buy-out	—	792	(792)	-100.0%
Total Other Operating	8,615	9,227	(612)	-6.6%

Total Non-interest Expenses	34,081	35,114	(1,033)	-2.9%

Net Income (Loss) Before Income Taxes	6,949	(2,659)	9,608	361.3%

Income Tax Expense	24	—	24	N/A

Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	6,925	(2,659)	9,584	360.4%
Cumulative Effect of Change in Accounting Principle	46	—	—	N/A

Net Income (Loss)	6,971	(2,659)	9,584	360.4%

Common Shares Outstanding	25,865,401	25,450,726	414,675	1.6%

Weighted Average Common Shares Outstanding, Basic	25,125,472	24,878,116	247,356	1.0%

Weighted Average Common Shares Outstanding, Diluted	25,181,654	24,878,116	303,538	1.2%

Earnings Per Share on Basic Average Shares Outstanding	$0.28	$(0.11)	$0.39	354.5%

Earnings Per Share on Diluted Average Shares Outstanding	$0.28	$(0.11)	$0.39	354.5%

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Quarter Ended
	December, 31	December, 31	Increase (Decrease)
	2006	2005	$	%
Interest Income
Total Interest Income	$20,223	$16,195	$4,028	24.9%
Total Interest Expense	12,170	8,663	3,507	40.5%

Net Interest Income Before Losses and Impairment	8,053	7,532	521	6.9%
Provision for Loan Losses	2,145	2,319	(174)	-7.5%
Impairment of Purchased Loan Pool	485	—	485	N/A

Net Interest Income After Losses and Impairment	5,423	5,213	210	4.0%
Non-interest Income	5,037	4,101	936	22.8%
Non-interest Expenses:
Total Personnel	5,861	5,485	376	6.9%
Total Loan Origination & Servicing	505	438	67	15.3%
Write-down of Residual Interest	—	—	—	N/A
Provision for Recourse Liability	—	(77)	77	-100.0%
Total Other Operating	2,037	2,565	(528)	-20.6%

Total Non-interest Expenses	8,403	8,411	(8)	-0.1%

Net Income Before Income Taxes	2,057	903	1,154	1
Income Tax Expense	24	—	24	N/A

Net Income	$2,033	$903	$1,130	125.1%

Common Shares Outstanding	25,865,401	25,450,726	414,675	1.6%

Weighted Average Common Shares Outstanding, Basic	25,203,558	24,980,889	222,669	0.9%

Weighted Average Common Shares Outstanding, Diluted	25,203,558	25,330,142	(126,584)	-0.5%

Earnings Per Share on Basic Average Shares Outstanding	$0.08	$0.04	$0.04	116.2%

Earnings Per Share on Diluted Average Shares Outstanding	$0.08	$0.04	$0.04	122.2%